Exhibit 99.1

MICHAEL J. HOLDEN APPOINTED CFO OF NEWTEK BUSINESS SERVICES

New York, NY – June 10, 2005 – Newtek Business Services, Inc. (NASDAQ: NKBS) (www.newtekbusinessservices.com), a direct distributor to the small to medium-sized business market, today announced it has appointed Michael J. Holden Chief Financial Officer and Senior Finance Executive, effective today, June 10, 2005. Mr. Holden replaces Brian A. Wasserman who resigned his positions with the company yesterday, June 9, 2005.

Mr. Holden has over 20 years of financial management experience, including with publicly traded companies, most recently as CFO of Pep Boys. In that position, he was primarily responsible for the design and management of a comprehensive financial management, control and reporting function for the company. During his 21 years with the company he performed a variety of financial functions and is experienced in all matters of finance relevant to Newtek’s business. Pep Boys is a publicly-held retailer of automotive parts and accessories, automotive maintenance and services through a chain of approximately 600 stores in 36 states and Puerto Rico. During Mr. Holden’s tenure with that company it experienced growth in its revenues from approximately $180 million to $2.4 billion. Mr. Holden holds a BS from Drexel University and is also a certified public accountant.

Barry Sloane, chairman and CEO of Newtek stated that, “The addition of Michael J. Holden to our management team is another building block in our success story. Adding 20 plus years of public company experience as a Chief Financial Officer to our management team will enable the company to grow and manage its business and personnel so that we can maximize shareholder value. We are extremely pleased to have Michael join our team to help us develop and implement our business model. With Mr. Wasserman’s departure, our Board of Directors stands at four independent directors and two inside directors. Newtek expects to consider and add additional qualified candidates from outside of the company to enhance the Board’s independence and assist in sharpening our focus on building shareholder wealth.”

About Newtek Business Services, Inc.

Newtek Business Services, Inc. is a direct distributor of business and financial products to the small to medium-sized business market. According to the US Small Business Administration, there are now over 23 million small businesses in the United States which in total represent 99.7% of all employers, which generate 60 – 80%of all new jobs annually and which generate more than 50% of non-farm GDP. Since 1999 Newtek has helped these business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses. Newtek and its affiliated companies focus on providing their current approximately 45,000 customers with access to financial, management and technological resources that enable them to grow and better compete in today’s marketplace. Newtek’s products and services include:

•	Newtek Small Business Finance: U.S. government-guaranteed small business lending services;

•	Newtek Merchant Solutions: electronic merchant payment processing solutions;

•	Newtek Insurance Agency: commercial and personal insurance;

•	CrystalTech Web Hosting: domain registration, hosting and data storage;

•	Newtek Financial Information Systems: outsourced digital bookkeeping; and

•	Newtek Tax Services: tax filing, preparation and advisory services for small businesses.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward- looking statements. In order to comply with the terms of the safe harbor, Newtek Business Services, Inc. notes that a variety of factors could cause its actual results to differ materially from the anticipated results expressed in the Company’s forward looking statements such as intensified competition and/or operating problems and their impact on revenues and profit margins or additional factors as described in Newtek Business Services’ 2004 annual report on Form 10-K.

Contacts:

Newtek Business Services

Barry Sloane

Chairman of the Board & CEO

212-356-9500

bsloane@newtekbusinessservices.com

Dave Gentry

Aurelius Consulting Group, Inc.

407-644-4256

dave@aurcg.com

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